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                      November 7, 2023

       Ignacio Rosado
       Chief Executive Officer
       Nexa Resources S.A.
       37A, Avenue J.F. Kennedy
       L-1885, Luxembourg
       Grand Duchy of Luxembourg

                                                        Re: Nexa Resources S.A.
                                                            Form 20-F for the
Fiscal Year ended December 31, 2022
                                                            Filed March 20,
2023
                                                            File No. 001-38256

       Dear Ignacio Rosado:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation